Exhibit 10.6

The Directors

Newbridge Acquisition Limited (“Company”)

Clarence Thomas Building

P.O. Box 4649

Road Town, Tortola British Virgin Islands

2022.2.17

Dear Sirs

Form of Application for Shares

We hereby irrevocably and unconditionally apply for two million eight hundred and seventy four thousand nine hundred (2,874,900) shares of no par value in the Company (the “Shares”) at a cost of $0.009 per share, the total consideration for which shall be $25,000.

We hereby request that you allot to us the Shares and we undertake and agree to accept the allotment of the same and authorise you to place our name in the Register of Members of the Company in respect of the Shares.

We hereby authorise you to send us at the address given below a share certificate in respect of the Shares.

Yours faithfully

For and on behalf of

Wealth Path Holdings Limited

Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola British Virgin Islands, VG1110